May 19, 2003

VALENCE N-CHARGE SYSTEM AVAILABLE IN BEST BUY STORES NATIONWIDE; 65WH MODEL AVAILABLE AT MORE THAN 550 BEST BUY STORES IN JUNE

AUSTIN, Texas, May 19, 2003 (BUSINESS WIRE) -- Valence Technology, Inc. (VLNC), a leader in the development and commercialization of Lithium-ion polymer rechargeable batteries, today announced that Best Buy Co., Inc., (BBY) the nation's leading specialty retailer of consumer electronics, will roll out the N-Charge(TM) Power System in its retail stores nationwide. The N-Charge system will be available in more than 550 Best Buy stores in June.

"With the availability of the N-Charge system in Best Buy stores as well as online, we have taken another significant step forward in our quest to bring the N-Charge system to a broad customer base through a variety of top tier distribution channels," said Stephan Godevais, chairman and CEO of Valence. "Best Buy is clearly a leading retailer of consumer electronics and the perfect partner for us as we continue to market the N-Charge system to our key target groups."

"Adding the N-Charge system as the standard notebook battery accessory in our stores will enable us to offer this much needed power solution to our customer base," said Michele Azar, business general manager, Computer Peripherals and Accessories for Best Buy. "We already consider our partnership with Valence a success and look forward to continuing to work with the team to deliver a product that meets the power requirements of our consumers."

In April, the N-Charge Power System was selected by Best Buy to be its standard notebook battery accessory. The N-Charge Power System became available on Best Buy's online website in April and will be offered in Best Buy retail locations in June.

About Valence Technology, Inc.

Valence is a leader in the development and commercialization of Saphion(TM) technology and Lithium-ion polymer rechargeable batteries. Valence has more than 722 issued and pending patents worldwide, including 254 issued in the U.S. The company has facilities in Austin, Texas, Henderson, Nevada and Mallusk, Northern Ireland. Valence is traded on the NASDAQ SmallCap Market under the symbol VLNC and can be found on the Internet at WWW.VALENCE.COM.

Forward-looking Statement

The information contained herein includes "forward-looking statements." Valence Technology cautions readers not to put undue reliance on forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those described herein, for the reasons, among others, discussed in our reports filed with the Securities and Exchange Commission.

SOURCE: Valence Technology, Inc.

Valence Technology, Inc.
Investor:


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Kevin Mischnick, 512/527-2900
kevin.mischnick@valence.com

or

Blanc and Otus Public Relations
Media:
Sue Ellen M. Schaming, 415/856-5129
sschaming@blancandotus.com


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